EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-116655, 333-128903, and 333-135244) and in the related Prospectuses, and on Forms S-8 (Nos. 033-56384-99, 033-56386-99, 033-65790-99, 033-64349-99, 333-13531-99, 333-36598-99, 333-48320-99, 333-48322-99, 333-53633-99, 333-81678-99, 333-81676-99, 333-112378, and 333-134425) of Weatherford International Ltd. of our reports dated February 22, 2007, with respect to the consolidated financial statements and schedule of Weatherford International Ltd., Weatherford International Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Weatherford International Ltd., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Houston, Texas
February 22, 2007